Exhibit 99.1

PRESS RELEASE

For Immediate Release

Company Contact:

Stem Cell Therapy International, Inc.

David Stark, President

Info@scticorp.com

STEM CELL THERAPY INTERNATIONAL INC. (SOON TO BE “AMSTEM”)

READY TO REPLICATE HISTOSTEM’S SUCCESS IN SOUTH KOREA ON

AN INTERNATIONAL SCALE

TAMPA, Fla. – March 31, 2009 – Stem Cell Therapy International Inc. (SCII) – soon to be known as AmStem International after a successful merger with Histostem Ltd, of South Korea (“the Company”) – is proud to announce today that the Company is now ready to replicate, on an international scale, the remarkably successful Stem Cell Leadership Program developed by Dr. Hoon Han in South Korea. The Company and Histostem Ltd. leaders will collaborate to establish a dynamic system – that can be operated virtually anywhere in the world – of stem cell collection, storage, research and therapeutic services; based on the proven success of Histostem, Ltd. in Asia.

“We will be creating a mentoring system from AmStem’s proprietary technologies (as acquired from Histostem Ltd’s state-of-the-art facilities and accomplished clinical successes) to launch a program of leadership and replication that will exponentially increase our revenue-producing and product development operations,” announced David Stark, President of AmStem International. “We already have our first amazing new product ready to roll out, which will be announced in the next few days,” he added, “And I have personally been negotiating with government officials and leading clinics in other countries; making excellent progress toward our mutual goals.”

“Our proven combination of cord blood collection and storage, ethically-based clinical trials, and therapeutic applications of promising technologies will be a boon to the economy of any country, and will allow us to make new scientific discoveries in collaboration with international stem cell leaders,” he added. “Basically, we will be replicating the incredible success that Histostem has had in South Korea; greatly expanding our revenue-producing and product development operations in a dynamic, modern, international setting.”

Histostem Ltd. currently operates the largest accredited cord blood and stem cell bank in the world (more than twice as large as its nearest competitor), and is already successfully treating hundreds of patients with patented, Korean FDA-approved stem cell therapies derived from its own sources. It is one of the few stem cell companies in the world that is profiting from its stem cell operations. “To my knowledge, no other company in the world has the type of approval from its home country’s regulatory agencies that Histostem Ltd. has from the Korean FDA,” affirmed Mr. Stark. “This in effect gives us carte blanche to study the treatment of virtually any appropriate medical condition with stem cells as an approved ‘surgical technique’,” he added. “We can use this precedent to seek similar approvals in other countries that want to come to the forefront of the international stem cell stage.”

“Adult stem cell technology is far less controversial in many countries than embryonic stem cells,” explained Dr. Han. “We will immediately explore the fantastic revenue opportunities for offering world-class stem cell treatment from Histostem’s patented technologies in receptive international settings, which would also establish a robust and ethical clinical trials program that will benefit the local population for years to come.”

About Stem Cell Therapy International, Inc.

Stem Cell Therapy International, Inc. (‘SCII’) is in the field of regenerative medicine. SCII is a company devoted to the treatment of patients with stem cell transplantation therapy as well as providing the supplies of biological solutions containing new lines of stem cell products. Further information about Stem Cell Therapy International, Inc. can be found at its website www.scticorp.com.

About Histostem Corporation, Ltd:

Histostem, Co., Ltd. started in Seoul, Korea in 2000. To date it has treated more than 500 patients with stem cells and currently have 56 full-time employees and 28 part-time employees. Histostem’s intellectual property portfolio consists of five patents that have been granted and 6 patents pending. To its knowledge Histostem is one of the very few stem cell companies in the world currently earning several million dollars in income from its products and technology. A comprehensive list of Histostem’s achievements can be found at the company’s website http://www.histostem.co.kr (click on English version when entering the site).

Forward-Looking Statements

Some of the statements included in this press release, particularly those anticipating future clinical and business prospects for Stem Cell Therapy International, Inc. may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: our ability to obtain necessary capital, our ability to successfully complete the merger, successfully complete clinical trials; our ability to meet anticipated development timelines, our ability to establish global market for the cord blood cells, clinical trial results, successfully consummate future acquisitions, manufacturing capabilities or other factors; and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not intend to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof.